Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-202524

Prospectus Addendum to the Prospectus dated March 5, 2015.

HSBC USA Inc.

Debt Securities

Preferred Stock

Depositary Shares

You should read the accompanying prospectus supplement, which gives the specific terms of the offered debt securities, preferred stock or depositary shares together with the accompanying prospectus dated March 5, 2015 of HSBC USA Inc. When you read the supplement with the specific terms of the offered securities, please note that all references in the supplement to the prospectus dated April 24, 2002, the prospectus dated September 8, 2005, the prospectus dated April 5, 2006, April 2, 2009 and the prospectus dated March 22, 2012 or to any sections of those documents, should refer instead to the accompanying prospectus dated March 5, 2015, or to the corresponding section of that accompanying prospectus.

The accompanying prospectus dated March 5, 2015 supersedes the prospectus dated April 24, 2002, the prospectus dated September 8, 2005, the prospectus dated April 5, 2006, April 2, 2009 and the prospectus dated March 22, 2012.

HSBC Securities (USA) Inc., will, and other affiliates of HSBC USA Inc. may, use this prospectus addendum in connection with offers and sales of the securities in market-making transactions.

The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

HSBC

Prospectus Addendum dated March 5, 2015.